UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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i3 Verticals, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The annual meeting of stockholders (the “Annual Meeting”) of i3 Verticals, Inc. (the “Company”) will be held at the headquarters of the Company at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215, on Friday, February 25, 2022, at 1:30 p.m., Central Time.
At the Annual Meeting, you will have an opportunity to vote on the following proposals:
1.To elect as directors the nine nominees named in the attached proxy statement, each for a term of one year and until his or her successor is elected and qualified;
2.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2022; and
3.To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Only record holders of our Class A common stock and Class B common stock at the close of business on Friday, January 14, 2022 are entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment thereof. A list of the record holders will be available at our headquarters, during ordinary business hours, for ten (10) days prior to the meeting.
You are requested to vote on these proposals whether or not you plan to attend the annual meeting. If you do not attend and vote, you can vote in one of three ways: (i) complete, sign and date the enclosed proxy card and return it promptly; (ii) vote by internet pursuant to the instructions on the enclosed proxy card; or (iii) vote by telephone pursuant to the instructions on the enclosed proxy card. Your vote is important and very much appreciated.
By Order of the Board of Directors,

Paul Maple
General Counsel and Secretary
January 21, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on February 25, 2022:

The proxy statement, the form of proxy card and the 2021 annual report are available at www.proxyvote.com.

ANNUAL MEETING OF STOCKHOLDERS
OF
i3 VERTICALS, INC.
PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
OF
i3 VERTICALS, INC.
40 Burton Hills Blvd., Suite 415
Nashville, Tennessee 37215
PROXY STATEMENT
January 21, 2022
This Proxy Statement, the form of proxy card and the 2021 Annual Report to Stockholders (with the annual report on Form 10-K for the year ended September 30, 2021) of i3 Verticals, Inc. (the “Company”) are being made available to holders (the “stockholders”) of our Class A common stock and Class B common stock (collectively, “Common Stock”), beginning on or about January 21, 2022. The Board of Directors of the Company (the “Board” or the “Board of Directors”) is soliciting your proxy to vote your shares of Common Stock at the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement provides you with information on these matters to assist you in voting your shares.
In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we are advising our stockholders of the availability on the Internet of our proxy materials related to the Annual Meeting. These rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering to all stockholders paper copies of all of the proxy materials, as well as providing access to those proxy materials on a publicly-accessible website.
INFORMATION ABOUT THE ANNUAL MEETING
When and where will the Annual Meeting be held?
The Annual Meeting will be held on Friday, February 25, 2022 at 1:30 p.m., Central Time, at the Company’s headquarters at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215.
What are the proposals and the Board’s recommendations on how I should vote my shares?

Proposal	Board Voting Recommendation
1.Election of nine directors	FOR each nominee
2.Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending September 30, 2022.	FOR
What are the admission requirements?
In order to be admitted to and participate in the Annual Meeting, you may be asked to present a valid government-issued photo identification (e.g., a driver’s license or passport) and proof of ownership of the Company’s Common Stock as of the record date. This can be a brokerage statement or letter from a bank indicating ownership on the record date, a proxy card, or a legal proxy provided by your broker, bank, trustee or other nominee. The use of recording devices is strictly prohibited.
VOTING AND OTHER INFORMATION
What is a proxy?
A proxy is your legal designation of another person (the “proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are designating the Chief Financial Officer or the Secretary of the Company as your proxy with the authority to vote your shares of Common Stock in the manner that you indicate on your proxy card.

What vote is required to approve each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
1.Election of nine directors	The plurality of the votes cast. This means that the nine nominees receiving the highest number of FOR votes will be elected as directors.	No
2.Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (independent auditors) for the fiscal year ending September 30, 2022.	The affirmative vote of the holders of a majority of the voting power of the shares of Common Stock which are present in person or by proxy and entitled to vote on the proposal.	Yes
With respect to Proposal 1, you may vote FOR a director nominee or you may WITHHOLD your vote for a director nominee. Withheld votes will be treated as present at the Annual Meeting for purposes of establishing a quorum for the meeting and for purposes of the vote on the particular matter. A withheld vote will have no effect on Proposal 1.
With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2, the abstention will have the same effect as an AGAINST vote.
Why did I receive more than one proxy card?
You will receive multiple proxy cards if you hold your shares of Common Stock in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. You should vote on and sign each proxy card you receive. If your shares of Common Stock are held by a broker, bank, trustee or other nominee (i.e., in “street name”), you will receive voting instructions from your broker, bank, trustee or other nominee regarding how you may vote such shares.
Who is qualified to vote?
You are qualified to receive notice of, and to vote on, the matters described in this Proxy Statement if you owned shares of Common Stock at the close of business on our record date of Friday, January 14, 2022.
How many shares of Common Stock may vote at the Annual Meeting?
As of January 14, 2022, there were 22,066,473 shares of Class A common stock and 10,214,142 shares of Class B common stock outstanding and entitled to vote. Each share of our Class A common stock and Class B common stock entitles its holder to one vote per share on all matters presented to our stockholders.
What is the difference between a “stockholder of record” and a “street name” holder?
These terms describe how shares of Common Stock are held. If your shares are registered directly in your name with Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), the Company’s transfer agent, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.
How do I vote my shares?
If you are a stockholder of record, you can vote by mailing in the enclosed proxy card or you can use one of the alternatives below:
To vote by telephone: 1-800-690-6903
To vote by Internet: www.proxyvote.com
Please refer to the specific instructions set forth on the enclosed proxy card. In addition, please have the 16-digit control number, located on the proxy card, available when voting your shares. If you choose to vote your shares by telephone or through the Internet, there is no need for you to mail back your proxy card.

If you hold your shares in street name, your broker, bank, trustee or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll free telephone number to vote your shares.
Can I vote my shares in person at the Annual Meeting?
If you are a stockholder of record, you may vote your shares in person at the Annual Meeting. If you hold your shares in street name, you must obtain a proxy from your broker, bank, trustee or other nominee, giving you the right to vote the shares at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, however, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by returning your proxy card or by using the telephone or Internet.
How would my shares be voted if I do not specify how they should be voted?
If you are a stockholder of record and you sign and return your proxy card without indicating how you want your shares to be voted, your proxy will vote your shares in accordance with the Board’s recommendations for the Proposals listed above and in the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.
If you are a street name holder and do not provide the broker, bank, trustee or other nominee that holds your shares with specific voting instructions, the broker, bank, trustee or other nominee that holds your shares may generally vote on “routine” matters without instructions from you. We expect the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022 (Proposal 2) to be the only proposal that is considered a “routine” matter. Accordingly, if your shares are held through a broker, bank, trust or other nominee, that person will have discretion to vote your shares on only Proposal 2 if you fail to provide voting instructions.
On the other hand, your broker, bank, trustee or other nominee is not entitled to vote your shares on any “non-routine” matters if it does not receive instructions from you on how to vote. The election of directors (Proposal 1) will be considered a “non-routine” matter. Thus, if you do not give your broker, bank, trustee or other nominee specific instructions on how to vote your shares with respect to Proposal 1, your broker, bank, trustee or other nominee will inform the Inspector of Election (as defined below) that it does not have the authority to vote your shares on that proposal. This is generally referred to as a “broker non-vote.” A broker non-vote may also occur if your broker, bank, trustee or other nominee fails to vote your shares for any reason.
How many votes must be present to hold the Annual Meeting?
The presence, in person or by remote communication, if applicable, or represented by proxy, of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting.
How are abstentions, votes withheld and broker non-votes treated?
A “vote withheld,” in the case of the election of directors (Proposal 1), or an “abstention,” in the case of the proposal for the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2022 (Proposal 2), represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are deemed to be “present” at the Annual Meeting and are counted for quorum purposes. Votes withheld have no effect on Proposal 1. Abstentions have the same effect as a vote against Proposal 2. Broker non-votes, if any, while counted for general quorum purposes, will have no effect on the voting results for any matter other than Proposal 2.
Can I change my vote?
If you are a stockholder of record, you may revoke your proxy by doing one of the following:
•By sending a written notice of revocation to the Secretary of the Company that must be received prior to the Annual Meeting, stating that you revoke your proxy;
•By signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card;
•By submitting another vote by telephone or over the Internet; or
•By attending the Annual Meeting and voting your shares in person before your proxy is exercised at the Annual Meeting.

If you hold your shares in street name, your broker, bank, trustee or other nominee will provide you with instructions on how to revoke your proxy.
Who will count the votes?
A representative from Broadridge will count the votes and serve as our inspector of election (the “Inspector of Election”).
Who pays the cost of proxy solicitation?
The Company pays the costs of soliciting proxies. Upon request, the Company will reimburse brokers, banks, trustees or their other nominees for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of Common Stock. In addition, certain of our directors, officers, and employees may aid in the solicitation of proxies. These individuals will receive no compensation in addition to their regular compensation.
Is this Proxy Statement the only way that proxies are being solicited?
No. As stated above, in addition to mailing these proxy materials, certain of our directors, officers and employees may solicit proxies by telephone, e-mail or personal contact. These directors, officers and employees will not be specifically compensated for doing so.
What is “householding”?
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, please contact our General Counsel and Secretary, Paul Maple, at (615) 465-4487 or in writing at 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact our General Counsel and Secretary at the above phone number or address.
If you have any further questions about voting your shares or attending the Annual Meeting, including information regarding directions to the Annual Meeting, please call our General Counsel and Secretary, Paul Maple, at (615) 465-4487.
CORPORATE GOVERNANCE
How is the Board of Directors organized?
Our business and affairs are managed under the direction of our Board of Directors. The number of directors is fixed by our Board of Directors, subject to the terms of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our Board of Directors currently consists of nine directors.
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:
•our Board of Directors is not classified, with each of our directors subject to re-election annually;
•a majority of our directors satisfy the independence rules of the Nasdaq Stock Market LLC (“Nasdaq”);
•generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class;
•we comply with the requirements of the Nasdaq marketplace rules; and
•we do not have a stockholder rights plan.

How is the independence of the Board of Directors determined?
Pursuant to the Company’s Corporate Governance Guidelines (“Governance Guidelines”) and Nasdaq marketplace rules, there must be at least a majority of independent directors on the Board, each of whom must meet the independence requirements of the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules of Nasdaq. To determine whether our directors and director nominees are independent, the Board evaluates any relationships of our directors and director nominees with the Company and the members of the Company’s management, against these independence requirements, provisions and rules. In making its independence determinations, the Board broadly considers all relevant facts and circumstances, including the responses of directors and director nominees to a questionnaire that solicited information about their relationships. The Board also considers any relationships between the Company and other organizations for which our directors serve as directors or with respect to which our directors are otherwise affiliated, and considers whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities.
The Board determined that all of our non-employee directors satisfied all of the independence standards set forth in the Governance Guidelines and the specific independence standards applicable to members of our Compensation Committee, our Audit Committee and our Nominating and Corporate Governance Committee and did not otherwise have a material relationship with the Company (either directly or as an officer, employee, shareholder or partner of an organization that has a relationship with the Company). After such evaluations, our Board of Directors has affirmatively determined that all of our non-employee directors named below are independent under the Governance Guidelines and the applicable rules of Nasdaq and the SEC:
Elizabeth Seigenthaler Courtney
John Harrison
Burton Harvey
Decosta Jenkins
Timothy McKenna
David Morgan
David Wilds
Do the independent members of the Board of Directors meet in separate sessions?
The independent members of our Board meet regularly in executive sessions, typically at each regularly scheduled Board meeting, and otherwise as needed. The Lead Independent Director of the Board, Mr. Wilds, presides at executive sessions.
Does the Company have an anti-hedging policy?
The Board has adopted an Insider Trading Policy, which applies to all of the directors, officers and employees of the Company and its subsidiaries (“Company Personnel”). The policy prohibits Company Personnel from engaging in any transaction in which they may profit from short-term speculative swings in the value of Company shares, including short sales of Company securities and using “put” or “call” options or similar products. A “short sale” is defined by the policy as selling borrowed securities that the seller hopes can be purchased at a lower price in the future. The policy also prohibits directors, Section 16 officers and certain other Company Personnel designated by our General Counsel from engaging in hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, while not prohibited, the policy discourages Company Personnel from placing standing or limit orders on Company securities.
What is the leadership structure of the Board of Directors?
The Board regularly considers the appropriate leadership structure for the Company. The Board has concluded that the Company and its stockholders are best served by the Board retaining discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board, or whether the roles should be separated. In addition, our Governance Guidelines provide that one of our independent directors should serve as a lead independent director at any time when our Chief Executive Officer serves as the Chairman of our Board, or if the Chairman is employed by the Company. Currently, Gregory Daily serves as both the Chairman of the Board and as our Chief Executive Officer. Because Mr. Daily is our Chairman and is not an “independent director” as defined by the Nasdaq marketplace rules, our Board has appointed Mr. Wilds as Lead Independent Director to preside over periodic meetings of our independent directors, serve as a liaison between our Chairman and the independent directors and perform additional duties as our Board may otherwise determine or delegate from time to time. The Board believes that Mr. Wilds’ experience as a public company director, experience with private equity investment and company oversight and background with respect to acquisitions, debt financings and equity financings, make him well qualified to serve as the Lead Independent Director of the Board.

The Board believes that this leadership structure, coupled with strong independent director leadership, is the most effective and appropriate leadership model for the Company at this time. The Board believes the combined Chairman and Chief Executive Officer structure promotes decisive leadership, ensures clear accountability and enhances our ability to communicate with a single and consistent voice to stockholders, employees and other stakeholders. At present, the Board believes that this leadership structure, along with (i) the principles and practices described in our Governance Guidelines which, among other things, provide that non-employee directors shall meet at regular executive sessions; (ii) appropriate charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee; (iii) annual evaluation of the Chief Executive Officer by the Nominating and Corporate Governance Committee; and (iv) oversight of the Chief Executive Officer’s compensation by the Compensation Committee, a committee composed entirely of independent directors that is advised by an independent compensation consultant, effectively maintain independent oversight of management while maintaining practical efficiency and flexibility.
How does the Board of Directors oversee risk?
One of the key functions of the Board of Directors is to provide informed oversight of our risk management process. The Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which addresses risks specific to its respective areas of oversight. In particular, the Audit Committee has the responsibility to consider and discuss with management our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including creating guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee assists with risk oversight by managing the structure and organization of our Board of Directors, the criteria for selecting new members to the Board of Directors and any committees of the Board of Directors, determining compensation for directors, evaluating members of the Board of Directors, and annually reviewing the corporate governance principles of the Company and recommending changes when appropriate.
Cybersecurity risk oversight is a top priority for the Board and our management. Our information security team deploys an array of cybersecurity capabilities to protect our various business systems and data, such as:
•Our Chief Technology Officer and the leader of our information security team briefing the Audit Committee of our Board of Directors quarterly regarding information security matters.
•We continually invest in protecting, monitoring, alerting and mitigating risks across our business, including obtaining a cybersecurity risk insurance policy.
•A comprehensive information security and privacy program based on industry standard guidelines and regulations such as ISO, NIST and CCPA and implementing appropriate technical, administrative and organizational measures designed to protect our data against unauthorized access.
•Providing new hire and annual security awareness and privacy training to all employees as well as conducting phishing assessment exercises to ensure employees are aware and educated about phishing threats and are trained to identify and report them.
•External and internal resources performing assessments and penetration testing throughout the year on the Company’s applications, networks, and environments, including an annual review to verify our compliance with the Payment Card Industries Data Security Standards (PCI DSS).
•Implementing our incident response plan to quickly understand, triage and contain any issues.
What are the standing committees of the Board of Directors?
Our Board of Directors has three standing committees: Audit, Compensation, and Nominating and Corporate Governance. Each committee operates under a charter approved by our Board of Directors. A copy of each charter is posted on the “Investors — Corporate Governance” section of our website, www.i3verticals.com. Information contained on our website is not a part of this proxy statement and the inclusion of our website address in this proxy statement is an inactive textual reference only.
Audit Committee. Our Audit Committee is composed of Messrs. Morgan, Harrison, Wilds and Jenkins. Mr. Morgan serves as the chair of our Audit Committee. Pursuant to the Audit Committee Charter, the functions of the Audit Committee include, among other things:
•evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;
•reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;
•reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;
•reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
•establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and other matters;
•preparing the report of the Audit Committee that the SEC requires in our annual proxy statement;
•overseeing risks associated with financial matters such as accounting, internal controls over financial reporting and financial policies;
•reviewing and providing oversight with respect to any related party transactions and monitoring compliance with our code of ethics; and
•reviewing and evaluating, at least annually, the performance of the Audit Committee, including compliance of the Audit Committee with its charter.
Our Board of Directors has affirmatively determined that each of Messrs. Wilds, Morgan, Harrison, and Jenkins are independent within the meaning of Rule 10A-3 under the Exchange Act.
Our Board of Directors has determined that Mr. Morgan and Mr. Jenkins qualify as “audit committee financial experts” within the meaning of SEC rules and regulations. In making its determination that Mr. Morgan and Mr. Jenkins qualify as “audit committee financial experts,” our Board of Directors has considered the formal education and nature and scope of Mr. Morgan’s and Mr. Jenkins’ previous experiences, as further described in the section titled “Members of the Board of Directors”. Our independent registered public accounting firm periodically meets privately with our Audit Committee.
Compensation Committee. Our Compensation Committee is composed of Mr. McKenna and Ms. Courtney, with Mr. McKenna serving as chair of the Compensation Committee. Pursuant to the Compensation Committee Charter, the functions of the Compensation Committee include, among other things:
•reviewing and recommending to our Board of Directors the compensation and other terms of employment of our executive officers;
•reviewing and recommending to our Board of Directors performance goals and objectives relevant to the compensation of our executive officers;
•evaluating, approving and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;
•reviewing and recommending to our Board of Directors policies with respect to incentive compensation and equity compensation arrangements;
•reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
•evaluating and overseeing risks associated with compensation policies and practices;
•reviewing and recommending to our Board of Directors the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers and other members of senior management;
•preparing the report of the Compensation Committee that the SEC requires in our annual proxy statement (as applicable);
•reviewing the adequacy of its charter on an annual basis; and
•reviewing and evaluating, at least annually, the performance of the Compensation Committee, including compliance of the Compensation Committee with its charter.
The Compensation Committee has discretion to delegate its authority to administer the Company’s equity-based plans and incentive-based plans. The Compensation Committee may also form and delegate authority to subcommittees consisting of one or more independent members when appropriate.
The Compensation Committee consults with the Chief Executive Officer to review and approve annual performance goals and total compensation with respect to performance-based or incentive compensation plans and individual awards for executive officers and other members of senior management. The Compensation Committee may also obtain the advice and assistance of management and corporate staff to carry out its responsibilities.

Pursuant to its charter, the Compensation Committee also has the sole authority to engage its own executive compensation consultants and legal advisors. Frederic W. Cook & Co., Inc. (“F.W. Cook & Co.”) has served as the independent executive compensation consultant to the Compensation Committee of i3 Verticals, Inc. since April 2018, and previously served as the executive compensation consultant of i3 Verticals, LLC from February 2018 to April 2018. The Compensation Committee engaged F.W. Cook & Co. to provide independent compensation advice, perspective and data for annual executive and director compensation. F.W. Cook & Co. annually assesses our compensation program’s potential for risk and its competitiveness relative to our industry and our peers. The Compensation Committee has assessed F.W. Cook & Co.’s independence pursuant to the independence factors set forth for compensation consultants in the Nasdaq listing standards and in the Compensation Committee’s charter and has determined that no conflicts of interest exist.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Ms. Courtney, Mr. Harvey, Mr. Harrison and Mr. Morgan, with Ms. Courtney serving as the chair of the Nominating and Corporate Governance Committee. Pursuant to the Nominating and Corporate Governance Committee Charter, the functions of the Nominating and Corporate Governance Committee include, among other things:
•identifying and recommending for nomination individuals qualified to become members of the Board of Directors, consistent with the criteria set forth in the Company’s Corporate Governance Guidelines;
•recommending to the Board of Directors the members and the chairpersons for each committee of the Board of Directors;
•recommending to the Board of Directors the lead independent director in accordance with the Company’s Corporate Governance Guidelines;
•recommending and overseeing the annual evaluation of the Board of Directors and its committees;
•reviewing and determining all elements of compensation of the Board of Directors and committee chairpersons and members, including equity-based awards under the Company’s compensation plans;
•reviewing and recommending to the Board of Directors governance policies and ethics policies;
•monitoring current developments in the regulation and practice of corporate governance (including Environmental, Social and Governance (ESG) matters) with the assistance of Company counsel, including Nasdaq listing standards and Securities and Exchange Commission regulations, and make recommendations to the Board of Directors on all matters of corporate governance;
•reviewing director’s and officer’s indemnification and insurance matters;
•reviewing annually with the chief executive officer of the Company the succession plans of the Company for executive officers and other selected key executives and the overall succession planning process for the Company; and
•reviewing and assessing the adequacy of its charter on an annual basis and recommending any proposed changes to the Board of Directors.
How many times did the Board of Directors and its committees meet in fiscal year 2021? What was the attendance by the members?
During the fiscal year 2021, the Board of Directors held 14 meetings, the Audit Committee held 4 meetings, the Compensation Committee held 2 meetings, and the Nominating and Corporate Governance Committee held 1 meeting. Each director attended at least 75% of the Board meetings and meetings of the committees of the Board on which he or she served during the period in which he or she served.
We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that directors will make every effort to attend. All Board members serving at the time attended our 2021 Annual Meeting of Stockholders.
Does the Company have a code of conduct?
Our Board of Directors has adopted a Corporate Code of Conduct that applies to our directors, officers and employees. A current copy of the code is posted on the “Investors — Corporate Governance” section of our website, which is located at www.i3verticals.com. Any amendments or waivers to our code of conduct will be disclosed on our internet website promptly following the date of such amendment or waiver.
Where can I obtain a copy of the Company’s Board of Directors’ governance documents?
Copies of the current version of our Governance Guidelines, Corporate Code of Conduct and Board committee charters are posted on the “Investors — Corporate Governance” section of our internet website at www.i3verticals.com. These items are also available in print to any stockholder who requests them by writing to i3 Verticals, Inc., Investor Relations, at 40 Burton Hills Blvd, Ste. 415, Nashville, Tennessee 37215, Attn: General Counsel & Secretary. In addition, the SEC maintains an Internet site at

www.sec.gov that contains our reports, proxy and information statements and other information we file electronically, including the current version of our Amended and Restated Bylaws filed as an exhibit to our Annual Report on Form 10-K.
How are the Company’s directors compensated?
Prior to July 1, 2021, our compensation program for non-employee directors consisted of the following:
Equity Compensation. Each non-employee director who was a member of the board of directors of i3 Verticals, LLC prior to our initial public offering in June 2018 (the “IPO”) received an annual grant of options to purchase 10,000 shares of Class A common stock pursuant to the i3 Verticals, Inc. 2018 Equity Incentive Plan (the “2018 Plan”). Each non-employee director who was not a member of the board of directors of i3 Verticals, LLC prior to the IPO, received on June 25, 2018, a one-time grant of options to purchase 40,000 shares of Class A common stock pursuant to the 2018 Plan. If and when these options fully vest, were eligible for annual option grants consistent with non-employee directors who were members of the board of directors of i3 Verticals, LLC prior to the IPO. All of the foregoing option grants are service-based, vest ratably over three years and have an exercise price equal to their fair market value on the date of grant.
Cash Compensation and Expenses. Each non-employee director who was a member of the board of directors of i3 Verticals, LLC prior to the IPO received no cash compensation solely in respect of participation on the Board. Each non-employee director who was not a member of the board of directors of i3 Verticals, LLC prior to the IPO received a $30,000 annual cash payment for participation on the Board, paid in quarterly installments. The chairpersons of the Audit Committee (Mr. Morgan) and the Compensation Committee (Mr. McKenna) each received a $10,000 annual cash payment for such role, also paid in quarterly installments.
All directors were reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees.
Management directors did not receive any compensation for their service on the Board.
Effective July 1, 2021, our Board of Directors approved a compensation program for non-employee directors as follows:
Equity Compensation. Each non-employee director is entitled to an annual equity grant of options to purchase Class A common stock equal in value to $115,000 as determined using the Black Scholes valuation methodology as of the date of the grant. Subject to the Company’s 2018 Equity incentive Plan, option vesting is service-based and the options fully vest after one year. A prorated stock option grant is made to any new non-employee director in accordance with his or her service period prior to the next upcoming annual grant.
Cash Compensation and Expenses. Each non-employee director who is a member of the board of directors of i3 Verticals, LLC receive a $40,000 annual cash payment for participation on the Board. The Lead Director of the Board (Mr. Wilds) receives a $15,000 annual cash payment, while the chairpersons of the Audit Committee (Mr. Morgan), Compensation Committee (Mr. McKenna), and Nominating and Corporate Governance Committee (Ms. Courtney) receive a $15,000, $12,500, and $10,000 annual cash payment, respectively, for such roles. All annual cash payments are paid in quarterly installments. A prorated annual cash payment is made to any new non-employee director in accordance with his or her service period prior to the next upcoming annual cash payment.
All directors are reimbursed for their out-of-pocket expenses arising from attendance at meetings of the Board and its committees.
Management directors do not receive any compensation for their service on the Board.

Non-Employee Director Compensation
The following table summarizes the aggregate fees earned or paid and the value of equity-based awards earned by our non-employee directors during the Company’s fiscal year ended September 30, 2021:

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2) (3)	Total Compensation ($)
Elizabeth Seigenthaler Courtney	40,000	165,246	205,246
John Harrison	20,000	165,246	185,246
Burton Harvey	20,000	165,246	185,246
Timothy McKenna	31,250	165,246	196,496
David Morgan	47,500	165,246	212,746
David Wilds	27,500	165,246	192,746
  __________________________

(1)	Messrs. Daily and Whitson have been excluded from this table because their compensation is fully reflected in the Summary Compensation Table for executive officers.
(2)
Amounts reflect the grant-date Black-Scholes value of the stock options granted during 2021, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For a discussion of the assumptions used to calculate the value of all option awards made to our non-employee directors, see Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021. The value of the stock options granted during 2021 represents a change in the assumptions made in the Black-Scholes inputs after the grant date.

(3)
As of September 30, 2021, the aggregate number of outstanding options to purchase Class A common stock in the Company held by our non-employee directors was as follows: 50,162 for each of Ms. Courtney and Mr. Morgan, and 40,162 for each of Messrs. Harrison, Harvey, McKenna and Wilds.

How are Directors nominated?
Our Nominating and Corporate Governance Committee, in accordance with the Nasdaq listing standards, select, and recommend for the Board’s approval, all director candidates. The Nominating and Corporate Governance Committee recommends candidates for nomination, election or reelection at each annual meeting of stockholders and, as necessary, to fill vacancies and newly created directorships. The Nominating and Corporate Governance Committee also evaluates candidates for appointment to and removal from committees. In selecting director candidates, our Nominating and Corporate Governance Committee assess a candidate’s background, skills and abilities, and whether those characteristics are consistent with the Governance Guidelines and fulfill the needs of the Board. There are no minimum qualifications to serve on the Board. Further, when considering director candidates, our Nominating and Corporate Governance Committee considers any diversifying factors they deem appropriate, including, among other things, diversity in professional and personal experience, skills, background, race and gender.
When the need to recruit a director arises, the Nominating and Corporate Governance Committee may consult the other directors, including the Chairman of the Board and other members of management and, when deemed appropriate, may utilize fee-paid third-party recruiting firms to identify potential candidates. The Nominating and Corporate Governance Committee will consider candidates for election to our Board of Directors who are recommended by stockholders, provided such recommendations are submitted in accordance with the procedures set forth below in “How can I submit a stockholder proposal or nominate a director for the 2023 Annual Meeting of Stockholders?” The Nominating and Corporate Governance Committee will conduct the same analysis that they conduct with respect to director nominees or other potential candidates recommended by a Board member, management or other source in order to evaluate any director nominations properly submitted by a stockholder.
Does the Company have limitations regarding service on other boards by the Company’s directors?
Yes, in order to ensure that our directors have sufficient time to devote to Company matters, under the Company’s Governance Guidelines, no non-employee director of the Company may serve on more than four other public companies’ boards of directors, absent express approval of both the Board and a majority of the Nominating and Corporate Governance Committee. In addition, if an Audit Committee member simultaneously serves on the audit committee of two other public companies, the Board must determine whether such simultaneous service impairs the ability of such member to effectively serve on the Company’s Audit Committee and will disclose such determination in the Company’s annual proxy statement.

How can I submit a stockholder proposal or nominate a director for the 2023 Annual Meeting of Stockholders?
If a stockholder seeks to have a proposal included in the Company’s Proxy Statement for the 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company no later than September 23, 2022 and be submitted in accordance with applicable rules and regulations. Such proposals must be delivered to i3 Verticals, Inc., 40 Burton Hills Blvd, Suite 415, Nashville, Tennessee 37215, Attn: General Counsel & Secretary.
If a stockholder seeks to bring business before our annual meeting that is not the subject of a proposal submitted for inclusion in the proxy statement under Rule 14a-8, or wishes to nominate an individual to serve as a director, such stockholder must comply with the advance notice procedures described in the Company’s Amended and Restated Bylaws.
For the Company’s 2023 Annual Meeting of Stockholders, the Secretary must receive notice of such business or director nomination no earlier than October 28, 2022 and no later than November 27, 2022 (or, if the annual meeting is called for a date that is not within thirty (30) days before or more than sixty (60) days after February 25, 2023, the notice must be received no later than the close of business on the one-hundred twentieth (120th) day prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than one hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). Stockholder proposals with respect to such business or director nomination must be in proper written form and must meet the detailed disclosure requirements set forth in the Amended and Restated Bylaws of the Company, including a brief description of the business desired to be brought before the meeting (including the text of the proposal, the reasons for the proposal and any material interest in the business of the proposing stockholder and the beneficial owner, if any, on whose behalf the proposal is made) and specific information regarding the stockholder proponents, including Company stock ownership and a description of any agreement, arrangement or understanding between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates in connection with such proposal. The Company’s Amended and Restated Bylaws also require that stockholder proposals concerning nomination of directors provide additional disclosure regarding any nominee, including monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates and associates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s), on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the “registrant” for purposes of such Item and the proposed nominee were a director or executive officer of such registrant and any information that would be required to be disclosed in a proxy statement pursuant to the Exchange Act. If the chairperson of the meeting determines that a proposed nomination or business was not made or proposed in compliance with the procedures set forth in our Amended and Restated Bylaws, our Amended and Restated Bylaws provide that the chairperson has the power to declare that the nomination or business will be disregarded or that such proposed business shall not be transacted.

How may I contact the members of the Board of Directors?
David Wilds is the Lead Independent Director of the Board of Directors. He and any of the other directors may be contacted by any stockholder or other interested party in the following manner:
c/o i3 Verticals, Inc.
40 Burton Hills Blvd, Ste. 415
Nashville, Tennessee 37215
Attention: Paul Maple
General Counsel & Secretary
(615) 465-4487
pmaple@i3verticals.com

MEMBERS OF THE BOARD OF DIRECTORS
The nine persons listed in the table below are nominated for election at the Annual Meeting, each to serve as a director for a term of one year and until his or her successor is elected and qualified.

Name	Age	Position
Gregory Daily	62	Chief Executive Officer and Chairman of the Board
Clay Whitson	64	Chief Financial Officer and Director
Elizabeth Seigenthaler Courtney	58	Director
John Harrison	64	Director
Burton Harvey	58	Director
Decosta Jenkins	66	Director
Timothy McKenna	68	Director
David Morgan	69	Director
David Wilds	81	Lead Independent Director

Gregory Daily
Chief Executive Officer and Chairman of the Board
Mr. Daily has served as our Chief Executive Officer and Chairman of our Board of Directors since our formation in January 2018 and as the Chief Executive Officer of i3 Verticals, LLC and a member of i3 Verticals, LLC’s board of directors since he founded i3 Verticals, LLC (formerly Charge Payment, LLC) in 2012. Before founding i3 Verticals, LLC, Mr. Daily founded iPayment, Inc. (Nasdaq: IPMT) in 2001 and served as its Chairman and Chief Executive Officer until his departure in 2011. In 1984, Mr. Daily co-founded PMT Services, Inc. (Nasdaq: PMTS), a credit card processing company, and served as its President until the company was sold in 1998 to NOVA Corporation, where he continued to serve as Vice Chairman of the board of directors until 2001. Mr. Daily holds a Bachelor of Arts from Trevecca Nazarene University. Our Board of Directors has concluded that Mr. Daily’s detailed knowledge of our operations, finances, strategies and industry qualify him to serve as our Chief Executive Officer and as Chairman of our Board of Directors.
Clay Whitson
Chief Financial Officer and Director
Mr. Whitson has served as our Chief Financial Officer since our formation in January 2018 and as the Chief Financial Officer of i3 Verticals, LLC and a member of i3 Verticals, LLC’s board of directors since May 2014, and Secretary of i3 Verticals, LLC from May 2014 through June 2018. Before joining i3 Verticals, LLC, Mr. Whitson was the Chief Financial Officer at Edo Interactive, a provider of card-linked services, from October 2010 to April 2014. From 2002 to 2010, Mr. Whitson served as Chief Financial Officer and Treasurer of iPayment, Inc. (Nasdaq: IPMT) and as a member of its board of directors from 2002 to 2006. Prior to 2002, he served in a variety of roles, including as Chief Financial Officer for The Corporate Executive Board (Nasdaq: EXBD) from 1998 to 2002, Secretary of The Corporate Executive Board from 1999 to 2002, Treasurer of The Corporate Executive Board from 2000 to 2002 and as Chief Financial Officer and Treasurer of PMT Services, Inc. (Nasdaq: PMTS) from 1996 to 1998. Mr. Whitson holds a Bachelor of Arts from Southern Methodist University and a Masters of Business Administration from the University of Virginia Darden School of Business. Our Board of Directors has concluded that Mr. Whitson’s extensive knowledge of our operations, finances, strategies and industry make him well qualified to serve on our Board of Directors.
Elizabeth Seigenthaler Courtney
Compensation Committee Member
Nominating and Corporate Governance Committee Member (Chair)
Ms. Courtney has served on our Board of Directors since May 2018. Since January 2019, Ms. Courtney has served as Managing Partner, Southeast, of Finn Partners, Inc., a provider of marketing communications services. In 1987, Ms. Courtney joined Seigenthaler Public Relations, Inc., a provider of public relations services, where she served as Chairman and CEO from 2004 to March 2015. That company was acquired by Finn Partners in 2015, at which point she was named Managing Partner. Ms. Courtney served as chairman of the LocalShares Investment Trust, an investment fund, from May 2013 to September 2017. She currently also serves on the boards of directors of the Ensworth School, Nashville Songwriters Hall of Fame and the Nashville Zoo. Ms. Courtney holds a B.A. in English and Communications from Boston College. Our Board of Directors has concluded that Ms. Courtney’s communications, corporate governance, and business experience make her well qualified to serve on our Board of Directors.

John Harrison
Audit Committee Member
Nominating and Corporate Governance Committee Member
Mr. Harrison has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since August 2013. Mr. Harrison joined Harbert Management Corporation (“HMC”), an investment fund, in February 2000, where he serves as the Senior Managing Director of the HMC Credit Solutions Team and oversees the daily functions of HMC’s mezzanine investment activities. Mr. Harrison is a member of the Investment Committee of the Harbert European Growth Fund and is a director of HMC. Prior to joining HMC, he served as Vice President of Sirrom Capital Corporation, a business development company, when it was acquired by Finova Group Inc., a private equity firm. Mr. Harrison holds a B.S. in Finance from the University of Tennessee. Our Board of Directors has concluded that Mr. Harrison’s private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings make him well qualified to serve on our Board of Directors.
Burton Harvey
Nominating and Corporate Governance Committee Member
Mr. Harvey has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since August 2016. Since January 2012, Mr. Harvey has served as Managing Partner of Capital Alignment Partners. Mr. Harvey began his career at Wachovia Bank, where he served as Vice President from 1988 to 1993. From 1994 to 1996, he worked for Bank of America as Vice President. Mr. Harvey has more than two decades of experience with senior and subordinated debt and private equity capital, including management roles at Sirrom Capital Corporation, a business development company, from 1996 to 2000 and as a Founding Partner at the Morgan Keegan Mezzanine Funds, an investment fund, where he served from 2000 to 2009. He currently serves as a board member of, or maintains visitation rights to, several boards, including LiveTech Technologies and Urgent Care Group, LLC. Mr. Harvey holds a bachelor’s degree in Marketing and an MBA in Finance from the University of Tennessee. Our Board of Directors has concluded that Mr. Harvey’s private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings make him well qualified to serve on our Board of Directors.
Decosta Jenkins
Audit Committee Member
Mr. Jenkins joined the Board of Directors of i3 Verticals, Inc. effective November 23, 2021. Mr. Jenkins is the President and CEO of Nashville Electric Service (NES), one of the largest public utilities in the United States. He joined NES in 1991, serving as Senior Vice President and Chief Financial Officer before his appointment as Chief Executive Officer in 2004. Prior to joining NES, Mr. Jenkins spent 11 years at Deloitte LLP where he worked in the audit department for private and publicly held companies. Mr. Jenkins serves on the board of Pinnacle Financial Partners, Inc. (Nasdaq: PNFP) and serves on the company's Community Affairs Committee and the Trust Committee. He also serves on the University of Tennessee Board of Trustees and the university's Audit and Compliance Committee. He also serves on the Board of the Nashville Area Chamber of Commerce and the YMCA of Middle Tennessee. Mr. Jenkins formerly served as Board Chair of the Community Foundation of Middle Tennessee, and the American Public Power Association. Mr. Jenkins holds a B.S. in Accounting from the University of Tennessee and an Associates of Science degree in Electrical Engineering Technology from Penn Foster College. Our Board of Directors has concluded that Mr. Jenkins’s extensive public sector experience and organizational leadership experience makes him well qualified to serve on our Board of Directors.
Timothy McKenna
Compensation Committee Member (Chair)
Mr. McKenna has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since 2012. Prior to his retirement in 2000, Mr. McKenna served as President of Fidelity Capital Markets, the institutional trading arm of Fidelity Investments. Before becoming President of Fidelity Capital Markets in 1996, he spent nine years in various other capacities at Fidelity Capital Markets, including Executive Vice President—Fixed Income. Mr. McKenna’s early career was spent primarily in municipal bond trading and management at the First National Bank of Boston and Kidder, Peabody & Co. During those years, he also served on the boards of the Pacific and Cincinnati Stock Exchanges, as well as the Regional Advisory Committee of the New York Stock Exchange and the National Association of Security Dealers. Mr. McKenna holds an A.B. in History from Harvard University. Our Board of Directors has concluded that Mr. McKenna’s extensive strategic, risk management and organizational leadership experience makes him well qualified to serve on our Board of Directors.

David Morgan
Audit Committee Member (Chair)
Nominating and Corporate Governance Committee Member
Mr. Morgan has served on our Board of Directors since March 2018. Since June 2015, Mr. Morgan has served as the Chairman and Vice President of LBMC Financial Services, LLC, a provider of financial, human resources and technology services. From 1984 to May 2015, Mr. Morgan worked with Lattimore Black Morgan & Cain, PC (“LBMC”), a certified public accountant and consulting firm, which he co-founded in 1984. At LBMC, he held different roles including the last 25 years as President. Mr. Morgan currently serves as a director of several non-profits and as a member of the Council of the Tennessee Society of Certified Public Accountants, where he has previously served as Chairman of the Finance Committee, President and as a member of the board of directors. Mr. Morgan also previously served on the board of directors of the American Institute of Certified Public Accountants and as the Treasurer and the Finance Committee Chairman of the Nashville Symphony. Mr. Morgan holds a B.S. in Accounting from Tennessee Technological University and is a Certified Public Accountant in the state of Tennessee. Our Board of Directors has concluded that Mr. Morgan’s accounting and financial expertise make him well qualified to serve on our Board of Directors.
David Wilds
Audit Committee Member
Lead Independent Director
Mr. Wilds has served on the Board of Directors of i3 Verticals, Inc. since its formation in January 2018 and as a member of i3 Verticals, LLC’s board of directors since 2012. Mr. Wilds is actively involved in managing the private equity investments of First Avenue Partners, a private equity fund that he founded in 1998 and of which he is the managing partner. From 1998 to August 2017, Mr. Wilds served at TFO, LLC, a global investment manager, including as Chief Executive Officer. Mr. Wilds was a principal with Nelson Capital Group from 1995 to 1998, Chairman of the Board of Directors of Cumberland Health Systems, Inc., an operator of hospitals and medical centers, from 1990 to 1995, and a partner at J.C. Bradford & Company, a banking and brokerage firm, from 1969 to 1990, where he was the head of research and institutional equity sales. Mr. Wilds has served as a member of the boards of directors of several public companies, including iPayment, Inc. (Nasdaq: IPMT), Dollar General Corporation (NYSE: DG), Symbion, Inc. (Nasdaq: SMBI), Internet Pictures Corporation (Nasdaq: IPIXQ), and Comdata Holdings Corporation (Nasdaq: CMDT). Mr. Wilds serves or has served on the boards of directors for a number of growth companies, including ILD Telecommunications, Inc., a provider of online back-office support services, and HCCA International, Inc., a healthcare company. Mr. Wilds holds a B.A. in Finance from Vanderbilt University and an MBA in Finance & Accounting from Emory University. Our Board of Directors has concluded that Mr. Wilds’ experience as a public company director, private equity investment and company oversight experience and background with respect to acquisitions, debt financings and equity financings make him well qualified to serve as our Lead Independent Director.
Diversity Matrix
In August 2021, the SEC adopted Nasdaq’s proposal that requires listed companies to provide statistical information about their boards of directors, in the form of the table below. The following table summarizes certain self-identified characteristics of our directors, in accordance with Nasdaq Listing Rules 5605(f) and 5606. Each term used in the table has the meaning given to it in the rule and related instructions.

i3 Verticals, Inc. Board Diversity Matrix as of January 21, 2021
Total Number of Directors	9
	Female	Male	Non-Binary	Did not disclose gender
Part I: Gender Identity
Directors	1	8	0	0
Part II: Demographic Information
Asian	0	0	0	0
Black or African American	0	1	0	0
Hispanic/Latinx	0	0	0	0
Native American or Alaskan Native	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	7	0	0
Two or more Races	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
EXECUTIVE OFFICERS
The following sets forth information regarding our executive officers as of the date of this Proxy Statement, each of whom serves at the pleasure of the Board:

Name	Age	Position
Gregory Daily	62	Chief Executive Officer and Chairman
Clay Whitson	64	Chief Financial Officer and Director
Rick Stanford	60	President
Robert Bertke	53	Chief Technology Officer
Paul Maple	48	General Counsel and Secretary
Geoff Smith	35	Principal Accounting Officer
Scott Meriwether (1)	39	Chief Operating Officer

(1)	On January 4, 2022, Scott Meriwether notified the Company of his intention to resign from the Company, effective February 21, 2022, to pursue another opportunity.
Gregory Daily — The principal occupation and employment experience of Mr. Daily is set forth above under the heading “Members of the Board of Directors.”
Clay Whitson — The principal occupation and employment experience of Mr. Whitson is set forth above under the heading “Members of the Board of Directors.”
Rick Stanford has served as our President since our formation in January 2018, as the President of i3 Verticals, LLC since November 2017 and as the Executive Vice President of i3 Verticals, LLC from January 2013 to October 2017. In his role as our President and in his previous roles with i3 Verticals, LLC, Mr. Stanford is and has been responsible for acquisitions, among other duties. Prior to joining i3 Verticals, LLC, Mr. Stanford was Chief Marketing Officer for Direct Connect, a provider of electronic payment processing solutions, from 2011 to 2012, Senior Vice President of Sales for Sage Payment Solutions, a provider of online and cloud business management services, from 2009 to 2011, Vice President of Verus Financial Management from 2006 to 2009 prior to its acquisition by Sage Payment Solutions, Executive Vice President of Network 1 Financial, Inc. from 1999 to 2006 prior to its acquisition by Verus Financial Management and Vice President of PMT Services, Inc. (Nasdaq: PMTS) from 1989 to 1999. Mr. Stanford holds a Bachelor of Science from the University of Memphis.
Robert Bertke has served as our Chief Technology Officer since March 2018 and previously served as Executive Vice President—Information Technology since our formation in January 2018. Mr. Bertke has served as Chief Technology Officer of i3

Verticals, LLC since March 2018 and previously served as Executive Vice President—Information Technology of i3 Verticals, LLC from August 2016 to March 2018. Prior to joining i3 Verticals, LLC, Mr. Bertke held leadership positions as Senior Vice President of Research & Development at Sage Payment Solutions from December 2008 to January 2016, as Group Vice President at SunTrust Bank, Inc. (NYSE: STI) from 2005 to 2008, as Program Manager at Open Business Exchange from 2002 to 2004 and as Managing Consultant/Product Development at American Express Company (NYSE: AXP) from 1996 to 2002. Mr. Bertke holds a Bachelor of Business Administration from Georgia State University.
Paul Maple has served as our General Counsel and Secretary since our formation in January 2018 and as the General Counsel of i3 Verticals, LLC since June 2017. Prior to joining i3 Verticals, LLC, Mr. Maple served as Chief Compliance Officer and Assistant General Counsel at CLARCOR, Inc. (NYSE: CLC), a filtration systems and packaging materials manufacturer, from May 2007 to May 2017. Prior to serving at CLARCOR, Inc., he was a partner at the law firm of Waller Lansden Dortch & Davis, LLP. Mr. Maple holds a Bachelor of Arts from Harding University and a Juris Doctor from the University of Mississippi.
Geoff Smith has served as our Principal Accounting Officer since June 2021 and as Vice President of Finance since June 2020. He previously served as Controller of i3 Verticals, LLC from July 2017 to June 2018 and as Controller of i3 Verticals, LLC and the Company from June 2018 to June 2020. Prior to joining i3 Verticals, LLC, Mr. Smith’s career began at Ernst & Young, LLP in October 2010 where he served as a Manager. Mr. Smith holds a Bachelor of Science and a Masters in Accountancy from Vanderbilt University and is an inactive Certified Public Accountant in the state of Tennessee.
Scott Meriwether has served as the Chief Operating Officer of i3 Verticals, Inc. and i3 Verticals, LLC since December 2019. On January 4, 2022, Scott Meriwether notified the Company of his intention to resign from the Company, effective February 21, 2022, to pursue another opportunity. Previously, Mr. Meriwether served as our Senior Vice President of Finance from January 2018 to December 2019, as the Senior Vice President of Finance of i3 Verticals, LLC from March 2017 to December 2019, and as the Vice President of Finance of i3 Verticals, LLC from April 2014 to February 2017. Prior to joining i3 Verticals, LLC, Mr. Meriwether served as the Vice President of Finance at Metro Medical Supply, Inc., a pharmaceutical and medical supply company, from December 2010 to April 2014, before which he served as the Assistant Treasurer of iPayment, Inc. (Nasdaq: IPMT). Mr. Meriwether’s career began at PricewaterhouseCoopers, LLP where he served as Senior Associate. Mr. Meriwether holds a Bachelor of Arts from the University of Tennessee (Knoxville) and is an inactive Certified Public Accountant in the state of Tennessee.
PROPOSAL 1 — ELECTION OF DIRECTORS
Upon the recommendation of a majority of the Nominating and Corporate Governance Committee, the Board has nominated the nine persons listed below for election to serve as directors, each for a term of one year and until his or her successor is elected and qualified. The nominees for director are:
•Gregory Daily
•Clay Whitson
•Elizabeth Seigenthaler Courtney
•John Harrison
•Burton Harvey
•Decosta Jenkins
•Timothy McKenna
•David Morgan
•David Wilds
Each of the nominees has consented to being named as a director nominee in this Proxy Statement and has agreed to serve for the one year term to which he or she has been nominated, if elected. If any of the nominees is unable to serve or refuses to serve as a director, the proxies will be voted in favor of such other nominee(s), if any, as the Board of Directors may designate. The Company has no reason to believe that any Board nominee will be unable or unwilling to serve if elected as a director.
Required Vote
Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting, and, accordingly, the stockholders do not have cumulative voting rights with respect to the election of directors. Stockholders may vote FOR a director nominee or may WITHHOLD such stockholder’s vote for a director nominee. A withheld vote will have no effect on the outcome of the election of directors. Broker non-votes will also not be considered to have been voted for any director nominee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION AS A DIRECTOR.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors proposes that the stockholders ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending September 30, 2022.
A representative of Deloitte is expected to be present at the Annual Meeting and is expected to be available to respond to appropriate questions submitted by stockholders at the Annual Meeting. Deloitte will have the opportunity to make a statement if it desires to do so.
Independent Registered Public Accounting Firm Fees
Fees billed by Deloitte, which related to the Company’s audit services, audit-related services, tax services and other services, were approved by the Audit Committee of the Company and paid by the Company. The following table summarizes the aggregate fees billed to the Company by Deloitte:

2021
(in thousands)
Audit fees (1)	$657
Audit-related fees (2)	—
Tax fees (3)	—
All other fees (4)	2
Total	$659
__________________________

(1)	Audit fees include (a) the audit of the Company’s financial statements and (b) the reviews of the Company’s unaudited condensed interim financial statements (quarterly financial statements).
(2)	Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees”.
(3)	Tax fees include professional services in connection with tax compliance, planning and advice.
(4)	All other fees include all other fees for services performed by Deloitte, including software and technology fees.

2020
(in thousands)
Audit fees (1)	$625
Audit-related fees (2)	—
Tax fees (3)	—
All other fees (4)	2
Total	$627
__________________________

(1)
Audit fees include (a) the audit of the Company’s financial statements and (b) the reviews of the Company’s unaudited condensed interim financial statements (quarterly financial statements). Audit fees include work related to the issuance of i3 Verticals, LLC’s 1.0% Exchangeable Notes due February 15, 2025. Included in these fees are fees related to the Company’s public offering in September 2020.

(2)	Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”
(3)	Tax fees include professional services in connection with tax compliance, planning and advice.
(4)	All other fees include all other fees for services performed by Deloitte, including software and technology fees.
The Audit Committee considered the nature of the services provided by the independent registered public accounting firms, and determined that such services were compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firms and Company management to determine that they were permitted under all applicable legal requirements concerning auditor independence, including the rules and regulations promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

Pre-Approval of Audit and Non-Audit Services
The Audit Committee is directly responsible for the appointment, retention and termination, compensation (on behalf of the Company) and oversight of the work of the Company’s independent registered public accounting firm retained to perform audit services and must pre-approve all audit and non-audit services to be provided by our independent auditor, other than certain de minimis non-audit services. The Audit Committee may delegate pre-approval authority to a member or members of the Audit Committee or to a subcommittee of the Audit Committee. The decisions of any member or members of the Audit Committee or subcommittee to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting. All non-audit services were reviewed by the Audit Committee, and the Audit Committee concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Consistent with these policies and procedures, our Audit Committee has approved all audit and non-audit services performed for us by our independent registered public accounting firm.
Required Vote
The Audit Committee and the Board believe that the retention of Deloitte as our independent registered public accounting firm is in the best interests of the Company and its stockholders. Approval by the stockholders of the appointment of our independent registered public accounting firm is not required, but the Board believes that it is desirable to submit this matter to be ratified by the stockholders. If holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy at the Annual Meeting do not ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending September 30, 2022, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee. Abstentions and broker non-votes will have the same effect as a vote against this proposal.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2022.
AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except as shall be expressly set forth by specific reference in any such filing.
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls and processes for monitoring compliance with laws and regulations. The Audit Committee is composed of three directors, each of which is independent as defined by the Nasdaq Stock Market’s Marketplace Rules. The Audit Committee acts under a written charter in compliance with the Sarbanes-Oxley Act of 2002 and other regulations adopted by the SEC and Nasdaq.
Audit Committee Disclosures
With respect to the fiscal year ended September 30, 2021, the Audit Committee hereby reports as follows:
1.The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.
2.The Audit Committee has discussed with its independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.
3.The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence from the Company and its management. In addition, the Audit Committee has discussed and considered whether the provision of non-audit services by the Company’s principal auditor, as described above, is compatible with maintaining auditor independence.

4.Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021, for filing with the SEC.
This report is respectfully submitted by the Audit Committee of the Board of Directors.
The Audit Committee

David Morgan, Chair
John Harrison
David Wilds

EXECUTIVE COMPENSATION
Named Executive Officers
This section discusses the material components of the executive compensation program for our executive officers who are named in the “—Summary Compensation Table” below. For the purposes of this section, we have elected to comply with the scaled executive compensation disclosure requirements applicable to emerging growth companies under SEC rules. For the fiscal year ended September 30, 2021, our “named executive officers” and their positions were as follows:

Executive	Position
Gregory Daily	Chief Executive Officer and Chairman
Clay Whitson	Chief Financial Officer
Rick Stanford	President
Summary Compensation Table
The following table sets forth information regarding the compensation earned by, or paid to, our named executive officers during the fiscal years ended September 30, 2021 and September 30, 2020.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Gregory Daily	2021	300,000	—	—	8,338	308,338
Chief Executive Officer	2020	150,000(4)	—	—	3,964	153,964

Clay Whitson	2021	225,000	22,500	648,813	19,135	915,448
Chief Financial Officer	2020	225,000	—	263,385	14,374	502,759

Rick Stanford	2021	275,000	27,500	648,813	8,561	959,874
President	2020	275,000	—	263,385	9,185	547,570
__________________________

(1)	Please refer to “Executive Compensation—Narrative to Summary Compensation Table—Annual Cash Incentive Awards.”
(2)
Amounts reflect the grant-date Black-Scholes value of the stock options granted during 2020 and 2021, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. For a discussion of the assumptions used to calculate the value of all option awards made to our named executive officers, see Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2021.

(3)	Represents health insurance premiums and health savings account matching contributions paid by the Company.
(4)	Amount reflects voluntary reduction in base salary in light of the COVID-19 pandemic. Please refer to “Executive Compensation—Narrative to Summary Compensation Table—Base Salaries.”
Narrative to Summary Compensation Table
Each of our named executive officers was provided with the following material elements of compensation in the year ended September 30, 2021:
Base Salaries
Since i3 Verticals, LLC’s founding in 2012, the compensation program for the named executive officers has reflected that of a privately-held, high growth company. In this regard, while cash compensation in the form of base salaries has been set generally below market for senior management, since 2012, management has been incentivized through increasing their equity ownership in i3 Verticals, LLC. For example, during fiscal year 2018, Mr. Daily elected to receive only a nominal salary that was equivalent to the employee cost of his health insurance premiums. However, during fiscal year 2019, the Board, upon the recommendation of the Compensation Committee, approved an annual base salary for Greg Daily to $300,000 per year, which was slightly higher than Mr. Stanford’s base salary of $275,000, as well as around the mid-point of CEO base salaries for comparably-sized public companies based on third-party survey data provided by F.W. Cook & Co., the Compensation Committee’s independent compensation consultant. In light of the COVID-19 pandemic, Mr. Daily volunteered to waive his annual base salary for six months, effective April 1, 2020.

Prior to the IPO, the salaries for Messrs. Whitson and Stanford had not changed since they joined i3 Verticals, LLC and were equal to $200,000 and $240,000, respectively. Upon completion of the IPO, the salaries for Messrs. Whitson and Stanford increased to $225,000 and $275,000, respectively, and remained at this level throughout fiscal year 2021. Effective October 1, 2021, Messrs. Daily, Whitson and Stanford’s base salaries were increased to $325,000, $250,000 and $300,000, respectively.
Annual Cash Incentive Awards
Annual bonuses are a key component of our executive compensation strategy. The Compensation Committee retains the right to award bonuses to our executive officers in its sole discretion and sound business judgment, if the Committee determines that an executive officer made a significant contribution to the Company’s success and the Company’s performance meets internal goals. The Compensation Committee awards cash incentive awards subsequent to the fiscal year and prior to the date of the proxy statement.
With respect to fiscal year 2021 discretionary cash bonuses, the Compensation Committee met in November 2021 and determined that discretionary cash bonuses in the annualized amount of $22,500 and $27,500 would be awarded to Messrs. Whitson and Stanford, respectively.
Equity Compensation
Stock Options. Pursuant to our 2018 Plan, we may grant cash and equity-based incentive awards in order to attract, motivate and retain the talent for which we compete. In fiscal year 2021, we granted options to purchase 35,000 shares of Class A common stock to each of Messrs. Whitson and Stanford, which awards vest in equal annual installments over a three-year period, provided the recipient is employed by the Company on the applicable vesting date. Consistent with past practice, the Compensation Committee decided, in consultation with Mr. Daily, to award no equity compensation to Mr. Daily due to his considerable ownership share in the Company.
Other Elements of Compensation
Retirement Plans. We currently maintain a 401(k) savings plan for eligible employees, including our named executive officers. We began providing discretionary matching contributions to 401(k) plan participants on January 1, 2018. We do not maintain a defined benefit pension plan.
Employee Benefits. Eligible employees, including our named executive officers, may participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance. Our named executive officers participate in these programs on the same basis as other eligible employees.
No Tax Gross-Ups. We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by the Company.
Employment Agreements. Other than Mr. Whitson’s employment agreement, we currently do not have any employment agreements with our named executive officers. Pursuant to Mr. Whitson’s employment agreement, he receives an annual base salary of $250,000 (effective October 1, 2021), reviewed annually by the Compensation Committee, and is eligible to participate in standard benefit plans. Mr. Whitson is also eligible to receive an annual performance bonus payment equal to 50% of his base salary for achieving performance criteria established by the Board.
Under Mr. Whitson’s employment agreement, if we terminate his employment without “Cause” or Mr. Whitson terminates his employment for “Good Reason” (as such terms are defined therein), then in addition to any accrued amounts of base salary and bonuses earned but not yet paid, Mr. Whitson is entitled to receive (1) employee and fringe benefits under any and all employee benefit plans, which are from time to time generally made available to the executive employees of i3 Verticals, LLC, for a period of twelve months after the date of termination, (2) a pro-rata portion of his annual bonus payment for the fiscal year in which termination occurs, assuming achievement of any applicable performance objectives, paid in a lump sum within 60 days of Mr. Whitson’s termination, and (3) twelve months of his base salary. If Mr. Whitson’s employment is terminated within six months of a Change in Control (as defined in the agreement), Mr. Whitson is entitled to a lump sum payment equal to (1) one year of his annual base salary at the time of the Change in Control, (2) his annual bonus for the previous year, and (3) one year of benefits which he was receiving at time of the termination.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes the number of outstanding equity awards held by each of our named executive officers as of September 30, 2021.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Awards
					Option Exercise Price($)	Option Expiration Date
Gregory Daily	—	—	—	—	—	—

Clay Whitson	6/20/2018	76,924(1)	—	—	$13.00	6/20/2028
	2/19/2019	33,334(2)	16,666(2)	—	$21.65	2/19/2029
	2/13/2020	10,667(3)	21,333(3)	—	$32.25	2/13/2030
	2/11/2021	—	35,000(4)	—	$34.20	2/11/2031

Rick Stanford	6/20/2018	100,000(1)	—	—	$13.00	6/20/2028
	2/19/2019	33,334(2)	16,666(2)	—	$21.65	2/19/2029
	2/13/2020	10,667(3)	21,333(3)	—	$32.25	2/13/2030
	2/11/2021	—	35,000(4)	—	$34.20	2/11/2031
__________________________

(1)	Amount reflects options to purchase Class A common stock in the Company granted pursuant to the 2018 Plan. The options vest ratably in three equal annual installments beginning on June 20, 2019, subject to the executive officer’s continued service with the Company.
(2)	Amount reflects options to purchase Class A common stock in the Company granted pursuant to the 2018 Plan. The options vest ratably in three equal annual installments beginning on February 19, 2020, subject to the executive officer’s continued service with the Company.
(3)	Amount reflects options to purchase Class A common stock in the Company granted pursuant to the 2018 Plan. The options vest ratably in three equal annual installments beginning on February 13, 2021, subject to the executive officer’s continued service with the Company.
(4)	Amount reflects options to purchase Class A common stock in the Company granted pursuant to the 2018 Plan. The options vest ratably in three equal annual installments beginning on February 11, 2022, subject to the executive officer’s continued service with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to ownership of our Common Stock by:
•each person known by us to be a beneficial owner of more than 5% of our Common Stock;

•each of our current directors (which includes all nominees);

•each executive officer named in the Summary Compensation Table; and

•all of our current directors and current executive officers as a group.
As described in “Certain Relationships and Related Party Transactions,” each common unit in i3 Verticals, LLC (other than common units we hold) is redeemable from time to time at each holder’s option (subject in certain circumstances to time-based and service-based vesting requirements and limitations) for, at our election, shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case, in accordance with the terms of the amended and restated i3 Verticals Limited Liability Company Agreement (the “i3 Verticals LLC Agreement”); provided that, at our election, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such common units and an equal number of shares of our Class B common stock. The owners of common units in i3 Verticals, LLC (collectively, the “Continuing Equity Owners”) may exercise such redemption right for as long as their common units remain outstanding. The number of shares of Class B common stock listed in the table below correlates to the number of common units of i3 Verticals, LLC each such Continuing Equity Owner owns.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 22,066,473 shares of Class A common stock and 10,214,142 shares of Class B common stock outstanding as of January 14, 2022. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above with respect to each common unit, held by such person that are currently exercisable or will become exercisable within 60 days of January 14, 2022, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is 40 Burton Hills Blvd., Suite 415, Nashville, Tennessee 37215. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares of Class A Common Stock Beneficially Owned (1)		Shares of Class B Common Stock Beneficially Owned (1)		Combined Voting Power(2)
Name of beneficial owner(3)	Number	Percent (%)	Number	Percent (%)	Percent (%)
5% Stockholders:
T. Rowe Price Associates, Inc. (4)	1,743,998	7.9%	—	*	5.4%
Geneva Capital Management LLC (5)	1,567,803	7.1%	—	*	4.9%
TimesSquare Capital Management, LLC (6)	1,398,045	6.3%	—	*	4.3%
BlackRock, Inc. (7)	1,244,975	5.6%	—	*	3.9%
Millennium Group Management LLC (8)	1,151,949	5.2%	—	*	3.6%
T. Rowe Price Small-Cap Value Fund, Inc. (9)	1,126,054	5.1%	—	*	3.5%
Named executive officers and directors:
Gregory Daily (10)	7,399,575	25.3%	7,221,892	70.7%	22.9%
Clay Whitson (11)	477,263	2.1%	298,862	2.9%	1.5%
Rick Stanford (12)	300,578	1.4%	117,577	1.2%	*
Elizabeth Seigenthaler Courtney (13)	40,000	*	—	*	*
John Harrison (14)	101,607	*	81,606	*	*
Burton Harvey (15)	106,326	*	86,325	*	*
Decosta Jenkins	—	*	—	*	*
Timothy McKenna (16)	58,588	*	38,587	*	*
David Morgan (17)	47,000	*	—	*	*
David Wilds (18)	566,951	2.5%	546,950	5.4%	1.8%
All directors and executive officers as a group (14 persons)(19)	9,800,758	44.4%	8,522,080	83.4%	30.4%

*Less than one percent
__________________________

(1)	For the reasons described above, in this table, beneficial ownership of common units has been reflected as beneficial ownership of our Class A common stock for which such common units may be exchanged. When a common unit is exchanged by a Continuing Equity Owner who holds our Class B common stock, a corresponding share of Class B common stock will be cancelled.
(2)	Represents the percentage of voting power of our Class A common stock and Class B common stock voting as a single class. Each share of Class A common stock and each share of Class B common stock entitles the registered holder thereof to one vote per share on all matters presented to stockholders for a vote generally, including the election of directors. The Class A common stock and Class B common stock will vote as a single class on all matters except as required by law or the amended and restated certificate of incorporation.
(3)	Except as otherwise noted, all shares of Class A common stock shown as beneficially owned represent shares of Class A common stock that may be acquired upon the exchange of common units of i3 Verticals, LLC for shares of Class A common stock on a one-for-one basis.
(4)
Based on information obtained from a Schedule 13G/A filed on February 16, 2021, T. Rowe Price Associates, Inc. has sole voting power over 578,031 shares of Class A common stock and sole dispositive power over 1,743,998 shares of Class A common stock. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(5)
Based on information obtained from a Schedule 13G/A filed on February 12, 2021, Geneva Capital Management LLC has sole voting power over 2,869 shares of Class A common stock, shared voting power over 1,482,982 shares of Class A common stock, sole dispositive power over 2,869 shares of Class A common stock and shared dispositive power over 1,564,934 shares of class A common stock. The address of Geneva Capital Management LLC is 100 E Wisconsin Ave., Suite 2550

(6)
Based on information obtained from a Schedule 13G/A filed on February 12, 2021, TimesSquare Capital Management, LLC has sole voting and dispositive power over 1,398,045 shares of Class A common stock. The address of TimesSquare Capital Management, LLC is 7 Times Square, 42nd Floor, New York, NY 10036.

(7)
Based on information obtained from a Schedule 13G filed on February 2, 2021, Blackrock, Inc. has sole voting power over 1,216,444 shares of Class A common stock and sole dispositive power over 1,244,975 shares of Class A common stock. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(8)
Based on information obtained from a Schedule 13G filed on December 17, 2021. Integrated Core Strategies (US) LLC, a Delaware limited liability company ("Integrated Core Strategies"), beneficially owns 768,365 shares of Class A Common Stock as a result of holding 561,765 shares of Class A Common Stock and listed options to purchase 206,600 shares of Class A Common Stock and has shared voting power and shared dispositive power over all such shares. ICS Opportunities II LLC, a Cayman Islands limited liability company ("ICS Opportunities II"), beneficially owns 5 shares of Class A Common Stock and has shared voting power and shared dispositive power over all such shares. Integrated Assets II LLC, a Cayman Islands limited liability company ("Integrated Assets II"), beneficially owns 382,897 shares of Class A Common Stock and has shared voting power and shared dispositive power over all such shares. Integrated Assets, Ltd., an exempted company organized under the laws of the Cayman Islands ("Integrated Assets"), beneficially owns 682 shares of Class A Common Stock and has shared voting power and shared dispositive power over all such shares. Such shares, together with the shares of Class A Common Stock beneficially owned by Integrated Core Strategies, ICS Opportunities II and Integrated Assets II represents 1,151,949 shares of Class A Common Stock. Millennium International Management LP, a Delaware limited partnership ("Millennium International Management"), is the investment manager to ICS Opportunities II, Integrated Assets II and Integrated Assets and may be deemed to have shared voting power and dispositive power over the shares owned by ICS Opportunities II, Integrated Assets II and Integrated Assets. Millennium Management LLC, a Delaware limited liability company ("Millennium Management"), is the general partner of the managing member of Integrated Core Strategies and may be deemed to have shared voting power and dispositive power over shares owned by Integrated Core Strategies. Millennium Management is also the general partner of the 100% owner of ICS Opportunities II, Integrated Assets II and Integrated Assets and may also be deemed to have shared voting power and dispositive power over shares owned by ICS Opportunities II, Integrated Assets II and Integrated Assets. Millennium Group Management LLC, a Delaware limited liability company ("Millennium Group Management"), is the managing member of Millennium Management and may also be deemed to have shared voting power and dispositive power over shares owned by Integrated Core Strategies. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting power and dispositive power over shares owned by ICS Opportunities II, Integrated Assets II and Integrated Assets. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen ("Mr. Englander"), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting power and dispositive power over shares owned by Integrated Core Strategies, ICS Opportunities II, Integrated Assets II and Integrated Assets. The address of Millennium Group Management, LLC is 399 Park Avenue, New York, New York 10022.

(9)
Based on information obtained from a Schedule 13G/A filed on February 16, 2021, T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power over 1,126,054 shares of Class A common stock. The address of T. Rowe Price Small-cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(10)
Includes (a) 1,259,388 common units and shares of Class B common stock held by Gregory Daily directly, (b) 3,419,293 common units and shares of Class B common stock held by Gregory Daily and Collie Daily, as joint tenants by the entirety, of which 1,403,604 shares were pledged as collateral to secure a securities based line of credit account to Raymond James Bank, N.A., (c) 10,796 shares of Class A common stock held of record by Courtney Daily, Mr. Daily’s daughter, (d) 84,800 shares of Class A common stock held by GSD Family Investments, LLC, (e) 2,543,211 common units and shares of Class B common stock held by Daily Family Investments, LLC, of which Mr. Daily serves as tax matters member, and (f) 82,087 shares of Class A common stock held by Hardsworth, LLC. Decisions regarding the voting or disposition of the shares held by GSD Family Investments, LLC and Daily Family Investments, LLC are made by their sole manager, Austin S. Daily. Mr. Daily disclaims beneficial ownership of the Class A common stock held by GSD Family Investments, LLC, Daily Family Investments, LLC and by his daughter, Courtney Daily, except to the extent of his pecuniary interest therein. The address of Daily Family Investments, LLC, GSD Family Investments, LLC and Hardsworth, LLC is 5353 Hillsboro Pike, Nashville, TN.

(11)
Includes (a) 18,476 shares of Class A common stock and 255,388 common units and shares of Class B common stock held by Clay Whitson directly of which 18,476 shares were pledged as collateral to secure a securities based line of credit account to Raymond James Bank, N.A., (b) 43,474 shares of Class A common stock held by the Clay M. Whitson 2018 Grantor Retained Annuity Trust, of which Mr. Whitson is trustee and beneficiary and (c) options to purchase 159,925 shares of Class A common stock that are exercisable within 60 days of January 14, 2022 held by Mr. Whitson directly.

(12)
Includes (a) 117,577 common units and shares of Class B common stock held by Rick Stanford and Stephanie Stanford, as joint tenants by the entirety, and (b) options to purchase 183,001 shares of Class A common stock that are exercisable within 60 days of January 14, 2022 held by Mr. Stanford directly.

(13)	Includes options to purchase 40,000 shares of Class A common stock that are exercisable within 60 days of January 14, 2022.
(14)
Includes (a) options to purchase 20,001 shares of Class A common stock that are exercisable within 60 days of January 14, 2022 and (b) 81,606 common units and shares of Class B common stock held by HMP III Equity Holdings, LLC. Decisions regarding the voting or disposition of the shares held by HMP III Equity Holdings, LLC are made by an investment committee or committees (or authorized sub-committees or designees thereof). The current voting members of these committees are: John Harrison, Rob Bourquin, John Scott, Mike Luce, Sonja Keeton and Trey Ferguson. Each of Mr. Harrison, Mr. Bourquin, Mr. Scott, Mr. Luce, Ms. Keeton and Mr. Ferguson disclaims beneficial ownership of the common units and shares of Class B common stock held by HMP III Equity Holdings, LLC. The address of HMP III Equity Holdings, LLC is 2100 3rd Ave N, Ste 600, Birmingham, Alabama.

(15)
Includes (a) 11,716 common units and shares of Class B common stock held by Burton Harvey directly, (b) options to purchase 20,001 shares of Class A common stock that are exercisable within 60 days of January 14, 2022, (c) 41,910 common units and shares of Class B common stock held by CCSD II, L.P., (d) 28,012 common units and shares of Class B common stock held by Claritas Capital Specialty Debt Fund, L.P., and (e) 4,687 common units and shares of Class B common stock held by CF i3 Corporation. CCSD GP II, LLC is the general partner of CCSD II, L.P. and CCSD GP LLC is the general partner of Claritas Capital Specialty Debt Fund, L.P. Decisions regarding the voting or disposition of the shares held by the CCSD II, L.P. and Claritas Capital Specialty Debt Fund, L.P. are made by an investment committee or committees (or authorized sub-committees or designees thereof). The current voting members of these committees are: Burton Harvey, Lee Ballew and Mark McManigal. Decisions regarding the voting or disposition of the shares held by the CF i3 Corporation are made by its officers, Mr. Harvey and Mr. Ballew. Each of Mr. Harvey, Mr. Ballew and Mr. McManigal disclaims beneficial ownership of the common units and shares of Class B common stock held by CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P. and CF i3 Corporation. The address of CCSD II, L.P., Claritas Capital Specialty Debt Fund, L.P., CF i3 Corporation, CCSD GP, LLC and CCSD GP II, LLC is 40 Burton Hills Blvd, Ste 250, Nashville, Tennessee.

(16)	Includes (a) 38,587 common units and shares of Class B common stock and (b) options to purchase 20,001 shares of Class A common stock that are exercisable within 60 days of January 14, 2022.
(17)	Includes (a) 7,000 shares of Class A common stock and (b) options to purchase 40,000 shares of Class A common stock that are exercisable within 60 days of January 14, 2022.

(18)
Includes (a) 270,636 common units and shares of Class B common stock held by David Wilds directly, (b) 7,839 common units and shares of Class B common stock held by Lucinda Beveridge, Mr. Wilds’ spouse, (c) options to purchase 20,001 shares of Class A common stock that are exercisable within 60 days of January 14, 2022 held by David Wilds directly, (d) 226,761 common units and shares of Class B common stock held by First Avenue Partners II, L.P. and (e) 41,714 common units and shares of Class B common stock held by Front Street Equities, LLC (together with First Avenue Partners II, L.P., “First Avenue Partners”). Front Street Equities, LLC is the General Partner of First Avenue Partners II, L.P. Mr. Wilds serves as a limited partner and the managing member of First Avenue Partners II, L.P. and as the sole member of Front Street Equities, LLC. Decisions regarding the voting or disposition of the shares held by First Avenue Partners are made by Mr. Wilds. The address of First Avenue Partners is 30 Burton Hills Blvd, Ste 550, Nashville, Tennessee.

(19)
Includes (a) 217,388 shares of Class A common stock, (b) 8,522,080 common units and shares of Class B common stock, and (c) 1,061,290 options to purchase shares of Class A common stock that are exercisable within 60 days of January 14, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Party Transactions
Our Board of Directors has adopted a written related party transaction policy (the “Related Party Policy”), setting forth the policies and procedures for the review and approval or ratification of related person transactions. The Related Party Policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related person had or will have a direct or indirect material interest, as determined by the Audit Committee of our Board of Directors, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, and indebtedness, guarantees of indebtedness or our employment of a related person. In reviewing any such proposed transaction, our Audit Committee is tasked to consider all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.
All related party transactions described in this section occurred prior to adoption of the Related Party Policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy.
In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation,” the following is a description of each transaction with a related person since October 1, 2020, and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.
i3 Verticals LLC Agreement
On June 25, 2018, i3 Verticals, LLC amended and restated the i3 Verticals LLC Agreement.
Appointment as Manager. Pursuant to the i3 Verticals LLC Agreement, i3 Verticals, Inc. became a member and the sole manager of i3 Verticals, LLC. As the sole manager, we control all of the day-to-day business affairs and decision-making of i3 Verticals, LLC without the approval of any other member. Through our officers and directors, we are responsible for all operational and administrative decisions of i3 Verticals, LLC and the day-to-day management of i3 Verticals, LLC’s business. Under the i3 Verticals LLC Agreement, we cannot, under any circumstances, be removed or replaced as the sole manager of i3 Verticals, LLC except by our resignation, which may be given at any time by written notice to the members.
Compensation, Fees and Expenses. We are not entitled to compensation for our services as manager. We are entitled to reimbursement by i3 Verticals, LLC for reasonable fees and expenses incurred on behalf of i3 Verticals, LLC, including all expenses associated with any subsequent offering of our Class A common stock, redemptions or exchanges of common units for Class A common stock, being a public company and maintaining our corporate existence.
Distributions. The i3 Verticals LLC Agreement requires “tax distributions” to be made by i3 Verticals, LLC to its members, as that term is used in the agreement, except to the extent such distributions would render i3 Verticals, LLC insolvent or are otherwise prohibited by law, by our senior secured credit facility or by any of our future debt agreements. Tax distributions are made on a quarterly basis to each member of i3 Verticals, LLC, including us, based on such member’s allocable share of the taxable income of i3 Verticals, LLC and an assumed tax rate that we determine. For this purpose, i3 Verticals, Inc.’s allocable share of i3 Verticals, LLC’s taxable income shall be net of its share of taxable losses of i3 Verticals, LLC and shall be determined without regard to any Basis Adjustments (as described below under “Tax Receivable Agreement”). The tax rate used to determine tax distributions applies regardless of the actual final tax liability of any such members. Tax distributions are also made only to the extent all distributions from the Company for the relevant period were otherwise insufficient to enable each member to cover its tax liabilities as calculated in the manner described above. The i3 Verticals LLC Agreement also allows for cash distributions to be made by i3 Verticals, LLC (subject to our sole discretion as the sole manager of i3 Verticals, LLC) to its members on a pro rata basis out of “distributable cash,” as that term is defined in the agreement. We expect i3 Verticals, LLC may make distributions out of distributable cash periodically and as necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax

Receivable Agreement, except to the extent such distributions would render i3 Verticals, LLC insolvent or are otherwise prohibited by law, by our senior secured credit facility or by any of our future debt agreements.
Transfer Restrictions. The i3 Verticals LLC Agreement generally does not permit transfers of common units by members, except for transfers to permitted transferees, transfers pursuant to the participation right described below and transfers we approve in writing, as manager, and other limited exceptions. In the event of a permitted transfer under the i3 Verticals LLC Agreement, the transferring member is required to simultaneously transfer shares of Class B common stock to such transferee equal to the number of common units that the member transferred to such transferee in the permitted transfer.
Maintenance of One-to-one Ratio between Shares of Class A Common Stock and Common Units Owned by i3 Verticals, Inc. and One-to-one Ratio between Shares of Class B Common Stock and Common Units Owned by the Continuing Equity Owners. In connection with the IPO, we issued to each Continuing Equity Owner for nominal consideration one share of Class B common stock for each common unit of i3 Verticals, LLC that such Continuing Equity Owner owned prior to the IPO. The i3 Verticals LLC Agreement requires i3 Verticals, LLC to take all actions with respect to its common units, including issuances, reclassifications, distributions, divisions or recapitalizations, such that: (1) we at all times maintain a ratio of one common unit we own, directly or indirectly, for each share of Class A common stock we issue, and (2) i3 Verticals, LLC at all times maintains (a) a one-to-one ratio between the number of shares of Class A common stock we issue and the number of common units we own and (b) a one-to-one ratio between the number of shares of Class B common stock owned by the Continuing Equity Owners and the number of common units owned by the Continuing Equity Owners.
Dissolution. The i3 Verticals LLC Agreement provides that the consent of i3 Verticals, Inc. as the managing member of i3 Verticals, LLC and members holding a majority of the voting units is required to voluntarily dissolve i3 Verticals, LLC. In addition to a voluntary dissolution, i3 Verticals, LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up i3 Verticals, LLC; (2) second, to pay debts and liabilities owed to creditors of i3 Verticals, LLC, other than members; and (3) third, to the members pro-rata in accordance with their respective percentage ownership interests in i3 Verticals, LLC (as determined based on the number of common units held by a member relative to the aggregate number of all outstanding common units).
Indemnification. The i3 Verticals LLC Agreement provides for indemnification of the manager, directors and officers of i3 Verticals, LLC and their respective subsidiaries or affiliates.
Common Unit Redemption Right. The i3 Verticals LLC Agreement provides a redemption right to the Continuing Equity Owners that entitles them to have their common units redeemed (subject in certain circumstances to time-based and service-based vesting requirements and limitations on the common units that converted from Class P units in connection with IPO reorganization transactions) for, at the option of i3 Verticals, LLC, newly-issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each common unit redeemed, in each case in accordance with the terms of the i3 Verticals LLC Agreement; provided that, at our election, we may effect a direct exchange by i3 Verticals, Inc. of such Class A common stock or such cash, as applicable, for such common units. The Continuing Equity Owners may exercise such redemption right for as long as their common units remain outstanding. In connection with the exercise of the redemption or exchange of common units (1) the Continuing Equity Owners must surrender a number of shares of our Class B common stock registered in the name of such redeeming or exchanging Continuing Equity Owner, which we cancel for no consideration on a one-for-one basis with the number of common units so redeemed or exchanged and (2) all redeeming members surrender common units to i3 Verticals, LLC for cancellation.
Amendments. In addition to certain other requirements, our consent, as manager, and the consent of the holders of a majority of the common units then outstanding and entitled to vote (excluding common units we hold directly or indirectly) is generally required to amend or modify the i3 Verticals LLC Agreement.
Tax Receivable Agreement
We used net proceeds from the IPO to purchase common units of i3 Verticals, LLC directly from i3 Verticals, LLC and some of the Continuing Equity Owners, and we obtained an increase in our share of the tax basis of the assets of i3 Verticals, LLC in connection with this purchase. In addition, we may obtain an increase in our share of the tax basis of the assets of i3 Verticals, LLC in the future, when a Continuing Equity Owner redeems such owner’s common units (or we effect a direct exchange therefor) and such owner thereby receives Class A common stock or cash, as applicable, from us, subject in certain circumstances to time-based and service-based vesting requirements and limitations on the common units that were converted from Class P units in connection with the IPO reorganization transactions. We intend to treat any such exchange, to the extent the law allows us, as a direct purchase by us of common units from such Continuing Equity Owner for U.S. federal income and other applicable tax purposes, regardless of whether such common units are surrendered by a Continuing Equity Owner to i3 Verticals, LLC for redemption or sold to us upon the exercise of our election to acquire such common units directly (together with the basis increases in connection with the purchase of common units of i3 Verticals, LLC directly from a Continuing Equity Owner in the IPO reorganization transactions, the “Basis Adjustments”). Any Basis Adjustment may have the effect of reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
On June 25, 2018, we entered into a tax receivable agreement (the “Tax Receivable Agreement”) with i3 Verticals, LLC and each of the Continuing Equity Owners that provides for the payment by us to the Continuing Equity Owners (either directly or indirectly by contributing such payment to i3 Verticals, LLC for remittance to the Continuing Equity Owners) of 85% of the amount of certain tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize in our tax reporting, as a result of the IPO reorganization transactions described above, including the Basis Adjustments and certain other tax benefits attributable to payments made under the Tax Receivable Agreement. i3 Verticals, LLC intends to have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended, effective for each taxable year in which a redemption or exchange of i3 Verticals, LLC common units for Class A common stock or cash occurs. Such a redemption or exchange would include a deemed exchange, and would include for this purpose the purchase of common units of i3 Verticals, LLC directly from certain Continuing Equity Owners described above. These tax benefit payments are not conditioned upon one or more of the Continuing Equity Owners maintaining a continued ownership interest in i3 Verticals, LLC. If a Continuing Equity Owner transfers common units but does not assign to the transferee of such units its rights under the Tax Receivable Agreement, such Continuing Equity Owner generally will continue to be entitled to receive payments under the Tax Receivable Agreement arising in respect of a subsequent exchange of such common units. In general, the Continuing Equity Owners’ rights under the Tax Receivable Agreement may not be assigned, sold, pledged or otherwise alienated to any person, other than certain permitted transferees, without (a) our prior written consent, which should not be unreasonably withheld, conditioned or delayed, and (b) such person’s becoming a party to the Tax Receivable Agreement and agreeing to succeed to the applicable Continuing Equity Owner’s interest therein.
Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we may be required to make (directly or indirectly) to the Continuing Equity Owners could be substantial. Any payments made to the Continuing Equity Owners under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to i3 Verticals, LLC. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; provided that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore may result in the acceleration of payments due under the Tax Receivable Agreement. We anticipate funding ordinary course payments under the Tax Receivable Agreement from cash flow from operations of our subsidiaries, available cash or available borrowings under our senior secured credit facility or any future debt agreements. Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that a redeeming Continuing Equity Owner receives under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.
During the year ended September 30, 2021, we recognized Tax Receivable Agreement liabilities of $11.5 million for payments due to the Continuing Equity Owners under the Tax Receivable Agreement. We had no cash disbursements pursuant to the Tax Receivable Agreement during the year ended September 30, 2021.
Registration Rights Agreement
In connection with our IPO, we entered into a Registration Rights Agreement with certain of the Continuing Equity Owners, including Gregory Daily and certain of his affiliates, entities affiliated with First Avenue Partners, entities affiliated with Harbert Management Corporation, entities affiliated with Capital Alignment Partners and Clay Whitson. The Registration Rights Agreement provides certain parties with “demand” registration rights whereby those parties can require us to register under the Securities Act of 1933, as amended (the “Securities Act”) the offer and sale of shares of Class A common stock issuable to them, at our election, upon redemption or exchange of their common units in i3 Verticals, LLC. The Registration Rights Agreement also provides for customary “piggyback” registration rights for all parties to the agreement. We have agreed to pay certain expenses of the registration rights holders in connection with the exercise of their registration rights, and that we will indemnify the registration rights holders against certain liabilities which may arise under the Securities Act or other federal or state securities laws.

Indemnification Agreements
Our Amended and Restated Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, our Amended and Restated Certificate of Incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty.
We have entered into indemnification agreements with our executive officers and directors. We also carry directors’ and officers’ liability insurance.
Agreement with Axia Technologies, LLC
In April 2016, we entered into a purchase agreement to purchase certain assets of Axia Payments, LLC. As part of the purchase, i3 Verticals, LLC entered into a Processing Services Agreement (the “AxiaMed Agreement”) with Axia Technologies, Inc., doing business as Axia Med (“AxiaMed”). Under the AxiaMed Agreement, we agreed to provide processing services for certain merchants as designated by AxiaMed from time to time. Since October 1, 2020, we earned net revenues of $212,130 related to the AxiaMed Agreement. i3 Verticals, LLC, Greg Daily and Clay Whitson owned 2.0%, 9.4% and 0.4%, respectively, of the outstanding equity of AxiaMed. On April 1, 2021, AxiaMed was sold to a third party and the Company received approximately $2,453,000 for its investment in AxiaMed. Greg Daily, Clay Whitson and the Company no longer have ownership interest in AxiaMed following the sale.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended September 30, 2021, Ms. Courtney and Mr. McKenna served on our Compensation Committee. None of the members of the Compensation Committee has been an officer or employee of the Company. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Compensation Committee.

GENERAL INFORMATION
Equity Compensation Plan Information
Our Class A common stock began trading on Nasdaq on June 21, 2018. Prior to our IPO, our Board of Directors and sole stockholder adopted the 2018 Plan in anticipation of the consummation of our IPO. Also prior to the IPO, our Board of Directors and sole stockholder approved the assumption by i3 Verticals, Inc. of i3 Verticals, LLC’s remaining obligations under the i3 Verticals, LLC Amended and Restated Equity Incentive Plan, including with respect to awards thereunder (after giving effect to the IPO and the IPO reorganization transactions). The Board of Directors also approved prior to the IPO the issuances of new equity grants under the 2018 Plan to certain of our executive officers, employees and non-employee directors.
On September 8, 2020, our Board of Directors adopted the i3 Verticals, Inc. 2020 Acquisition Equity Incentive Plan (the “Acquisition Plan”) and reserved 1.5 million shares of our Class A common stock to be used exclusively for grants of awards to individuals that were not previously employees of the Company or its subsidiaries in connection with acquisitions, as a material inducement to the individual’s entry into employment with the Company or its subsidiaries within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. On May 4, 2021, upon the recommendation of the Compensation Committee, the Board amended the Acquisition Plan to increase capacity under the Acquisition Plan by 1.5 million shares (for a total of 3 million shares). Under the Acquisition Plan, we may grant these eligible recipients stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, and other stock-based awards.

The following table includes information with respect to our equity compensation plans (and any individual compensation arrangements under which our equity securities are authorized for issuance to employees or non-employees) as of September 30, 2021.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(1)
Equity Compensation plans approved by security holders	5,833,205	$24.09	383,159
Equity Compensation plans not approved by security holders (2)	1,453,044	29.07	1,441,420
Total	7,286,249	$25.08	1,824,579
__________________________

(1)
Our 2018 Plan provides that the number of shares reserved for issuance thereunder will increase automatically on the first trading day of January each calendar year, beginning with calendar year 2019, in an amount equal to 4% of the outstanding shares of all classes of the Company’s Common Stock on the last trading day in December of the immediately preceding calendar year, unless the Board determines that the increase will be less than 4%. As of January 1, 2022, an additional 1,291,138 shares became available under the 2018 Plan.

(2)	Amounts relate to the Acquisition Plan.
Other Business
As of the date of this Proxy Statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the Annual Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

I3 VERTICALS, INC.
40 BURTON HILLS BOULEVARD
SUITE 415
NASHVILLE, TN 37215

SCAN TO VIEW MATERIALS & VOTE

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D63887-P64882

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

i3 VERTICALS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of nine directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gregory Daily
02) Clay Whitson
03) Elizabeth S. Courtney
04) John Harrison
05) Burton Harvey
06) Timothy McKenna
07) David Morgan
08) David Wilds
09) Decosta Jenkins

The Board of Directors recommends you vote FOR the following proposal:

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D63888-P64882

i3 VERTICALS, INC.
Annual Meeting of Stockholders
February 25, 2022 1:30 PM Central Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Paul Maple and Clay Whitson (the "Proxies"), or either of them, to act and serve as a proxy of the stockholders from whom the Board solicited proxies in connection with the Annual Meeting of Stockholders, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and/or Class B Common Stock, as applicable, of i3 VERTICALS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 PM, Central Time on February 25, 2022 at 40 Burton Hills Boulevard, Suite 415, Nashville, Tennessee 37215 (or an alternative place or solely by means of remote communication) or any adjournment, continuation or postponement thereof, and in the discretion on any other matters properly presented for a vote at the Annual Meeting of Stockholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side